Exhibit 99.1

FOR IMMEDIATE RELEASE

July 24, 2007

Owens & Minor Reports 29% Revenue Growth for 2nd Quarter 2007

and Operational Improvements Resulting in $90 Million in

Operating Cash Flow

O&M Makes Significant Progress in Integrating Acquired Business

RICHMOND, VA….Owens & Minor (NYSE-OMI) reported revenue of $1.68 billion for the second quarter ended June 30, 2007, an improvement of 29% compared to revenue of $1.30 billion in the second quarter last year. The revenue results included approximately $261 million from the acute-care distribution business acquired from McKesson Corporation in late 2006 and continued strong 9% organic growth. Earnings per diluted common share (EPS) for the quarter were $0.45, compared to EPS of $0.26 in the prior year period, while net income rose to $18.3 million, compared to $10.5 million in the same period. For comparison purposes, second quarter 2006 earnings were reduced by a pre-tax charge of $11.4 million, or $0.17 per share, related to the early retirement of debt. When compared sequentially to first quarter 2007, net income improved 69%, as the company completed the transition of the McKesson business in March 2007.

“During the second quarter this year, Owens & Minor continued the process of integrating the acquired business, including: improving the pricing quality of new accounts, leveraging the distribution network, and improving working capital,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “We made great progress in the second quarter and we will continue to build on this strong momentum.”

Second Quarter Results

Operating earnings for the second quarter of 2007 were 2.2% of revenue, reflecting sequential improvement from 1.5% of revenue in the first quarter of 2007, but a reduction from 2.4% of revenue in the second quarter of last year. Gross margin for the quarter was 10.5% of revenue, improved sequentially from 10.4% of revenue in the first quarter of 2007, but decreased from 10.9% of revenue in second quarter last year. Selling, general and administrative expenses (SG&A) were 7.9% of revenue, a sequential improvement from 8.5% of revenue in the first quarter 2007, as well as an improvement from 8.1% of revenue in the prior year second quarter.

Asset Management

The company reported sequential improvement in asset management in the second quarter of 2007, generating $89.7 million of operating cash flow for the quarter, resulting in $86.4 million of operating cash flow for the year to date. This improvement was driven by reductions in both accounts receivable and inventory levels, as the company began to realize efficiencies following the transition of the McKesson business. At June 30, 2007, days sales outstanding (DSO) were 28.0 days, improved from 29.7 days at the end of first quarter 2007, but up from 24.9 days for the same period last year. Inventory turns for the quarter were 9.4, improved from 9.2 in the first quarter 2007, but down from 10.1 in the second quarter of 2006. As a result, long-term debt decreased by $89 million during the quarter to $369 million.

Year-to-Date Results

For the six months ended June 30, 2007, revenue improved 31% to $3.37 billion, compared to revenue of $2.56 billion in the comparable period of 2006, driven largely by the acquired McKesson business, as well as strong organic growth. Net income for the first half of 2007 was $29.1 million, up 7.7% from $27.0 million in the first half of last year. Year-to-date, diluted EPS was $0.71, compared to $0.67 in the first six months of 2006. Pre-tax earnings for the first six months of 2006 reflect the $11.4 million charge related to the early retirement of debt.

Year-to-date, operating earnings were 1.8% of revenue, compared to 2.4% in the first half of 2006. Gross margin for the first half of 2007 was 10.4% compared to 10.8% of revenue last year. SG&A was 8.2% compared to 8.1% of revenue last year. Year-to-date gross margin and SG&A results reflected the impact of the McKesson acquisition and the transition of the business to Owens & Minor; as well as the ongoing integration of new and acquired business.

2007 Outlook

For 2007, the company believes it will likely meet or slightly exceed the higher end of the previously stated revenue growth range of 15% to 20%; and it also believes diluted EPS for the year will be in the lower end of the previously stated range of $1.85 to $1.95.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release, and particularly in the above “outlook” section, may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the rate at which new business can be converted to the company, intense competitive pressures within the industry, the success of the company’s strategic initiatives, changes in customer order patterns, pricing pressures, changes in government funding to hospitals and other healthcare providers, loss of major customers, Medicare reimbursement rates and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

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Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Conference Call and Webcast Information: The second quarter management conference call is scheduled for 10:00 a.m. (eastern daylight time) on Wednesday, July 25, 2007. The live conference call may be accessed by calling 800-920-8654 with a passcode of 122-133-24#.

Pre-registration option: Participants are encouraged to pre-register for the live conference call. Pre-registration is not mandatory, but is recommended, as it will expedite entry into the event. Please register on-line at: https://cossprereg.btci.com/prereg/key.process?key=PMJA4XRVV

A replay of the call will be available for five days by calling 888-286-8010 with passcode #71709944. The conference call (audio only), along with supplemental information, will also be available on the Owens & Minor website at www.owens-minor.com under the Investor Relations section.

Contact: James L. Bierman, Chief Financial Officer, 804-723-7500; Richard F. Bozard, Vice President, Treasurer, 804-723-7502; or Trudi Allcott, Director, Investor Communications & Media Relations, 804-723-7555.

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Owens & Minor, Inc.

Condensed Consolidated Statements of Income (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended June 30,
	2007	% of revenue	2006(*)	% of revenue
Revenue	$1,679,044	100.0%	$1,300,315	100.0%
Cost of revenue	1,502,181	89.5	1,159,086	89.1

Gross margin	176,863	10.5	141,229	10.9
Selling, general and administrative expenses	133,456	7.9	105,488	8.1
Depreciation and amortization	8,088	0.5	5,527	0.4
Other operating income and expense, net	(1,388)	(0.1)	(1,012)	(0.1)

Operating earnings	36,707	2.2	31,226	2.4
Interest expense, net	6,613	0.4	2,346	0.2
Loss on early extinguishment of debt	—	—	11,411	0.9

Income before income taxes	30,094	1.8	17,469	1.3
Income tax provision	11,828	0.7	6,980	0.5

Net income	$18,266	1.1%	$10,489	0.8%

Net income per common share - basic	$0.45		$0.26
Net income per common share - diluted	$0.45		$0.26

Weighted average shares - basic	40,213		39,862
Weighted average shares - diluted	40,763		40,343

	Six Months Ended June 30,
	2007	% of revenue	2006(*)	% of revenue
Revenue	$3,365,243	100.0%	$2,562,314	100.0%
Cost of revenue	3,013,719	89.6	2,284,895	89.2

Gross margin	351,524	10.4	277,419	10.8
Selling, general and administrative expenses	276,238	8.2	207,039	8.1
Depreciation and amortization	16,266	0.5	10,660	0.4
Other operating income and expense, net	(2,470)	(0.1)	(1,932)	(0.1)

Operating earnings	61,490	1.8	61,652	2.4
Interest expense, net	13,784	0.4	5,403	0.2
Loss on early extinguishment of debt	—	—	11,411	0.4

Income before income taxes	47,706	1.4	44,838	1.7
Income tax provision	18,625	0.6	17,846	0.7

Net income	$29,081	0.9%	$26,992	1.1%

Net income per common share - basic	$0.73		$0.68
Net income per common share - diluted	$0.71		$0.67

Weighted average shares - basic	40,111		39,797
Weighted average shares - diluted	40,710		40,308

(*)

Amortization expense of $0.7 million in the three months ended June 30, 2006 and $1.2 million in the six months ended June 30, 2006 related to direct-response advertising, has been reclassified in the statements of income from depreciation and amortization to selling, general and administrative expenses (SG&A) in order to conform to the current presentation. Amortization expense related to direct-response advertising of $1.9 million and $3.5 million in the three months and six months ended June 30, 2007 is included in SG&A in the statements of income.

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Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$4,408	$5,090
Accounts and notes receivable, net	515,496	539,178
Merchandise inventories	635,297	666,527
Other current assets	70,453	55,975

Total current assets	1,225,654	1,266,770
Property and equipment, net	71,745	70,853
Goodwill, net	259,041	259,670
Intangible assets, net	46,481	52,763
Other assets, net	37,544	35,694

Total assets	$1,640,465	$1,685,750

Current liabilities
Accounts payable	$540,390	$542,552
Accrued payroll and related liabilities	12,143	13,472
Other accrued liabilities	90,916	114,479

Total current liabilities	643,449	670,503
Long-term debt	369,031	433,133
Other liabilities	54,483	34,660

Total liabilities	1,066,963	1,138,296

Shareholders’ equity
Preferred Stock	—	—
Common stock	81,273	80,515
Paid-in capital	152,731	143,557
Retained earnings	348,155	332,013
Accumulated other comprehensive loss	(8,657)	(8,631)

Total shareholders’ equity	573,502	547,454

Total liabilities and shareholders’ equity	$1,640,465	$1,685,750

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Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Six Months Ended June 30,
	2007	2006
Operating activities
Net income	$29,081	$26,992
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	16,266	10,660
Amortization of direct-response advertising	3,501	1,219
Loss on early extinguishment of debt	—	11,411
Provision for LIFO reserve	5,900	5,070
Share-based compensation expense	3,804	2,945
Provision for losses on accounts and notes receivable	10,503	4,535
Deferred direct-response advertising costs	(4,391)	(4,842)
Changes in operating assets and liabilities:
Accounts and notes receivable	13,179	(28,184)
Merchandise inventories	26,591	(35,320)
Accounts payable	1,838	59,811
Net change in other current assets and current liabilities	(19,110)	(12,249)
Other, net	(776)	22

Cash provided by operating activities	86,386	42,070

Investing activities
Additions to property and equipment	(8,207)	(8,286)
Additions to computer software	(4,842)	(2,869)
Acquisition of intangible assets	(58)	(2,090)
Net cash paid for acquisitions of businesses	(2,410)	(3,721)
Other, net	375	(493)

Cash used for investing activities	(15,142)	(17,459)

Financing activities
Net proceeds of issuance of long-term debt	—	198,134
Repayment of long-term debt	—	(210,449)
Cash dividends paid	(13,766)	(12,024)
Net payments on revolving credit facility	(59,800)	—
Proceeds from exercise of stock options	4,668	2,924
Excess tax benefits related to share-based compensation	2,076	1,221
Increase in drafts payable	(4,000)	(4,500)
Other, net	(1,104)	2,290

Cash used for financing activities	(71,926)	(22,404)

Net increase (decrease) in cash and cash equivalents	(682)	2,207
Cash and cash equivalents at beginning of period	5,090	71,897

Cash and cash equivalents at end of period	$4,408	$74,104

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Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	6/30/2007	3/31/2007	12/31/2006	9/30/2006		6/30/2006
Operating results:
Revenue	$1,679,044	$1,686,199	$1,652,243	$1,319,179		$1,300,315

Gross margin	$176,863	$174,661	$174,897	$144,480		$141,229
Gross margin as a percent of revenue	10.5%	10.4%	10.6%	11.0%		10.9%

SG&A expense(*)	$133,456	$142,782	$152,092	$112,857		$105,488
SG&A expense as a percent of revenue(*)	7.9%	8.5%	9.2%	8.6%		8.1%

Operating earnings	$36,707	$24,783	$15,562	$25,550		$31,226
Operating earnings as a percent of revenue	2.2%	1.5%	0.9%	1.9%		2.4%

Net income	$18,266	$10,815	$7,306	$14,454		$10,489

Net income per common share - basic	$0.45	$0.27	$0.18	$0.36		$0.26

Net income per common share - diluted	$0.45	$0.27	$0.18	$0.36		$0.26

Accounts receivable:
Accounts and notes receivable, net	$515,496	$561,279	$539,178	$391,408		$377,283

Days sales outstanding	28.0	29.7	30.5	27.0		24.9

Inventory:
Merchandise inventories	$635,297	$639,947	$666,527	$607,754		$470,230

Average inventory turnover	9.4	9.2	9.2	9.7	(**)	10.1

Financing:
Long-term debt	$369,031	$457,966	$433,133	$326,928		$197,698

Stock information:
Cash dividends per common share	$0.17	$0.17	$0.15	$0.15		$0.15

Stock price at quarter-end	$34.94	$36.73	$31.27	$32.89		$28.60

(*)

Amortization expense related to direct-response advertising has been reclassified in the 2006 statement of income from depreciation and amortization to selling, general and administrative expenses in order to conform to the current presentation.

(**)	Excludes the impact of the McKesson acquisition